EXHIBIT 21.0

SUBSIDIARIES OF HAMPDEN BANCORP, INC.

The following are wholly-owned direct subsidiaries of Hampden Bancorp, Inc.:

NAME OF SUBSIDIARY                                             JURISDICTION OF INCORPORATION

Hampden Bank                                                                           Massachusetts

Hampden LS, Inc.                                                                           Delaware

The following are wholly-owned subsidiaries of Hampden Bank:

NAME OF SUBSIDIARY                                                JURISDICTION OF INCORPORATION

Hampden Investment Corporation                                              Massachusetts

Hampden Insurance Agency                                                       Massachusetts